Exhibit 99 (a)(1)(I)

Assured Pharmacy, Inc. Announces Extension of Issuer Tender Offer

Plano, Texas (November 18, 2013) – Assured Pharmacy, Inc. (OTCQB: APHY), today announced that it has extended the expiration of its previously announced tender offer to exchange 16% Senior Convertible Debentures (the “Eligible Debentures”) and warrants to purchase common stock (the "Eligible Warrants"), (collectively the “Eligible Securities”) for either:

Option #1: The issuance of restricted shares of common stock for the settlement of the balance of the Eligible Debenture, which shall consist of principle plus the currently outstanding unpaid interest as of September 30, 2013, at $0.60 per share with the issuance of new warrants to purchase common stock (the “New Warrants”) at an exercise price of $0.60 per share for the first twelve (12) months following the closing date of the issuer tender offer (the “Tender Offer”) and $0.75 thereafter for the remainder of the New Warrant’s term, with such term to be an extension of the term of the Eligible  Warrant by an additional three (3) years, or

Option #2: The issuance of amended and restated debentures (the “New Debentures”) which include the principal balance plus all accrued and unpaid interest as of September 30, 2013 of the Eligible Debentures with a reduction of the interest rate from sixteen percent (16%) to ten percent (10%), the extension of the maturity date for an additional three (3) years past the Eligible Debenture’s maturity date, reduction of the conversion price to $0.75 per share, and execution of a subordination agreement pursuant to which the Company will make no further payments to the debt holders until such time as the redemption of certain Series D Preferred Stock (to be designated) has been made in full (“Subordination Agreement”) and the issuance of New Warrants, the expiration date of which shall be 3 years past the expiration date set forth in the Eligible Warrants and a reduction of the conversion price to $0.75 per share.

The issuer tender offer was previously set to expire at 11:59 P.M. (Eastern time) on Tuesday, November 19, 2013 and will now expire at 11:59 P.M. (Eastern time) on Friday, November 29, 2013 unless further extended or terminated. Issuer Direct, LLC, the Company’s tender offer agent has advised that Elections to Participate and Notice of Conversions representing approximately $915,384 of principal of the Eligible Debentures have been received.

Important Notice

This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the company’s securities. The offer to exchange will be made only pursuant to the Offer to Exchange, the related election to participate and other materials that have been mailed to holders of securities eligible to be exchanged in the offer and have been filed with the SEC. Holders of securities eligible to be exchanged in the offer should read those materials and the documents incorporated therein by reference carefully because they contain important information, including the various terms of, and conditions to, the exchange offer. The Company has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes the Offer to Exchange, the related election to participate and notice of conversion and other materials, and is available at no charge at the Securities and Exchange Commission’s website at www.sec.gov, or from the Company’s tender offer agent, Issuer Direct at 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 telephone (866) 752-8683. Holders of securities eligible to be exchanged in the offer are urged to read those materials carefully prior to making any decisions with respect to the exchange offer.

About Assured Pharmacy, Inc.

Assured Pharmacy, Inc. (the “Company”) is a growing chain of specialty pharmacies that provide advanced prescription services to a diverse array of medical professionals and their patients. Assured Pharmacy is committed to providing these physicians and patients with a better prescription process. This enhanced process is achieved by blending advanced prescribing technologies with focused pharmacology.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements regarding the expected benefits of the exchange offer, the possible up-listing of the Company’s common stock and the expected impact of the exchange offer on the Company’s results. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to complete the exchange offer, the number of securities the Company is able to exchange in the offer, and the ability to achieve the benefits contemplated by the exchange offer, as well as other factors identified and described in more detail in our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our current reports on Form 8-K. We do not undertake to update any forward-looking statements made by us.